Exhibit 10.5

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 24th day of June, 2015, by and between BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to BMR-34790 Ardentech Court LLC), and ZP OPCO, INC., a Delaware corporation (“Tenant,” formerly known as Zosano Pharma, Inc. and, previously, The Macroflux Corporation).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 1, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June 20, 2008, that certain Second Amendment to Lease dated as of October 16, 2008, that certain Third Amendment to Lease dated as of April 29, 2011, that certain Fourth Amendment to Lease dated as of July 31, 2011, and that certain Fifth Amendment to Lease dated as of April 1, 2012 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 34790 Ardentech Court in Fremont, California (the “Building”);

B. WHEREAS, Landlord and Tenant desire to provide Tenant with an Option to Extend and pay rent on the Total Premises; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Option to Extend. Tenant shall have the option (the “Option”) to extend the Term by an additional thirty eight (38) months for a Term Expiration Date of June 1, 2022 and pay rent on the Total Premises upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

2.1. If Tenant chooses to exercise the Option, Basic Annual Rent will be paid in accordance with the following schedule:

Dates	Square Feet of Total Premises	*Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
January 1, 2016-March 31, 2016	55,588	$.90	$50,118.40	$150,355.20
April 1, 2016-March 31, 2017	55,588	$1.85	$102,980.95	$1,235,771.42
April 1, 2017- March 31, 2018	55,588	$1.91	$106,070.38	1,272,844.57
April 1, 2018-March 31, 2019	55,588	$1.97	$109,252.49	$1,311,029.90
April 1, 2019-March 31, 2020	55,588	$2.30	$127,852.40	$1,534,228.80
April 1, 2020-March 31, 2021	55,588	$2.37	$131,687.97	$1,580,255.66
April 1, 2021-March 31 2022	55,588	$2.44	$135,638.61	$1,627,663.33
April 1, 2022- May 31, 2022	55,588	$2.51	$139,707.77	$279,415.54

*	Numbers are rounded due to combining of Premises.

2.2 If Tenant chooses to exercise the Option, Landlord shall provide a maintenance allowance (the “Maintenance Allowance”) of TWO HUNDRED THOUSAND DOLLARS ($200,000). Tenant acknowledges that the Maintenance Allowance may only be used to pay for the maintenance and repair of existing building systems. Landlord’s obligation to fund the Maintenance Allowance shall expire on December 31, 2016.

2.3 The Option is not assignable separate and apart from this Lease.

2.4 The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option before December 31, 2015. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section 2.4.

2.5 Notwithstanding anything contained in this Article 2 to the contrary, Tenant shall not have the right to exercise the Option:

2.5.1. During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

2.5.2. At any time after any default as described in Article 24 of the Lease (provided, however, that, for purposes of this Subsection 2.5.2, Landlord shall not be required to provide Tenant with notice of such default) and continuing until Tenant cures any such default, if such default is susceptible to being cured; or

2.5.3. In the event that Tenant has defaulted in the performance of its obligations under the Lease two (2) or more times and a service or late charge has become payable for each of such defaults during the twelve (12) month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

2.6 The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 2.5 above.

2.7 All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to January 1, 2016, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge has become payable for any such default, whether or not Tenant has cured such defaults.

2.8 Effective the date of this Amendment, Landlord’s right to recapture the Recapturable Premises pursuant to Section 3 of the Fifth Amendment to Lease shall be suspended. If Tenant exercises the Option in accordance with Section 2 of this Amendment, then Landlord’s right to recapture the Recapturable Premises pursuant to Section 3 of the Fifth Amendment to Lease shall terminate effective January 1, 2016 and be of no further force or effect. If Tenant does not exercise the Option in accordance with Section 2 of this Amendment, then Landlord’s right to recapture the Recapturable Premises pursuant to Section 3 of the Fifth Amendment to Lease shall be reinstated effective January 1, 2016, and Basic Annual Rent shall be as set forth in the Fifth Amendment to Lease.

3. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

4. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

5. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

6. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

ZP Opco, Inc.

34790 Ardentech Court

Fremont, CA 94555-3657

Attention: Vikram Lamba

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Jeffrey L. Quillen, Esq.

7. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

8. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

9. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

10. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership

By:	/s/ Brian Wolfe
Name:	Brian Wolfe
Title:	Vice President

TENANT:

ZP OPCO, INC., a Delaware corporation

By:	/s/ Vikram Lamba
Name:	Vikram Lamba
Title:	CEO